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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)    April 16, 1998

                          MIDDLE BAY OIL COMPANY, INC.
             (Exact name of registrant as specified in its charter)

           Alabama                 0-21702               63-1081013
 (State or other jurisdiction    (Commission           (IRS Employer
     of incorporation)           File Number)        Identification No.)

            1221 Lamar Street, Suite 1020, Houston, Texas 77010
                    (Address of principal executive offices)

Registrant's telephone number, including area code     (713) 759-6808

                                       N/A
          (Former name or former address, if changed since last report)

ITEM 2.     ACQUISITION AND DISPOSITION OF ASSETS

        On April 16, 1998, Middle Bay Oil Company, Inc. (the "Registrant" or "Middle Bay") entered into and closed an Asset Purchase Agreement (the "Agreement") with Service Drilling Co., L.L.C. ("Service Drilling") and certain of its affiliates, whereby Middle Bay acquired substantially all of the assets of Service Drilling and its affiliates in exchange for Middle Bay common stock and cash.

        Service Drilling and its affiliates are privately-owned domestic oil and gas development and production companies with assets located primarily in Oklahoma and the Texas Panhandle. Pursuant to the Agreement, Middle Bay issued 666,000 shares of its common stock and paid an aggregate cash consideration of $6,500,000, subject to post-closing adjustments, in exchange for the assets. The economic effective date of this transaction is March 1, 1998. Asset values were determined by estimating the discounted reserve value of the acquired properties and through negotiation. The cash portion of the consideration is being financed through Middle Bay's credit facility with Compass Bank and from cash on hand.

        The asset acquisition is expected to add an estimated 284,000 barrels of oil and natural gas liquids and 12,041 MMcf of natural gas to Middle Bay's reserves. After the transaction, Middle Bay has estimated total proved reserves of approximately 4,083,000 barrels of oil and ngls, and 49,186 Mmcf of natural gas. The transaction has a discounted net present value at 10% of $10.5 million according to Middle Bay's evaluation.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS

     (A) and (B)

     It is impractical to furnish with this Report the financial statements and the pro forma financial information relative to the acquisition described in
Item 2. Such information will be furnished by amendment under cover of Form 8 within 60 days from the date of this Report.

     (C) Exhibits

     2.1 - Asset Purchase Agreement dated April 16, 1998 among Middle Bay, Service Drilling and its affiliate.


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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


         Dated:  May 5, 1998

                                             MIDDLE BAY OIL COMPANY, INC.


                                             By:  /s/ Frank C. Turner, II
                                                -----------------------------
                                                        Signature


                                                       Vice President
                                                -----------------------------
                                                           Title

                                                       Frank C. Turner, II
                                                -----------------------------
                                                           Name